EXHIBIT 16.1

Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah  84107-5370      (801) 281-4700

August 17, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for    Okana Ventures, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2011 and 2010.  On or about August 1, 2012, we changed our accounting practice from Child, Van Wagoner & Bradshaw, PLLC to Anderson Bradshaw PLLC. We  have  read  the  Company's statements  included  under Item 4.01 of  its Form 8-K  dated  August 18 ,  2012,  and  agree with such  statements.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC